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                                                                  Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of Kellwood Company of our report dated May 28, 1998, which appears on page 16 of Kellwood Company's 1998 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended April 30, 1998. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 13 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.





/s/      PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
St. Louis, Missouri
March 24, 1999